H.J. GRUY AND ASSOCIATES, INC.

333 Clay Street, Suite 3850, Houston, Texas 77002 • TEL. (713) 739-1000 •FAX (713) 739-6112

EXHIBIT 23.2

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of reference to H.J. Gruy and Associates, Inc. and to the inclusion of and references to our report, or information contained therein, dated January 29, 2013, prepared for Swift Energy Company in the Registration Statement on Form S-8 filed on or about August 2, 2013, pertaining to the registration of 2,325,000 additional shares of common stock of Swift Energy Company under the Second Amended and Restated Swift Energy Company 2005 Stock Compensation Plan.

We further consent to references to this firm under the heading “EXPERTS.”

H.J. GRUY AND ASSOCIATES, INC.
By:	/s/ Marilyn Wilson
Marilyn Wilson, P.E. President and Chief Operating Officer

August 2, 2013
Houston, Texas